Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TPI Composites, Inc.:

We consent to the use of our report dated March 17, 2017, with respect to the consolidated balance sheets of TPI Composites, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Phoenix, Arizona

September 19, 2017